                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]
Filed by a party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(C) or 240.14a-12

                          HASTINGS ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

     (5) Total fee paid:

         -----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                          HASTINGS ENTERTAINMENT, INC.
                              3601 PLAINS BOULEVARD
                              AMARILLO, TEXAS 79102

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 16, 1999

                                 ---------------


To the Stockholders of
HASTINGS ENTERTAINMENT, INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hastings Entertainment, Inc., a Texas corporation (the "Company"), will be held at the corporate offices of the Company, 3601 Plains Boulevard, Amarillo, Texas, 79102, on Friday, July 16, 1999, at 10:00 a.m., Amarillo, Texas time, for the following purposes:



          1. To elect three Class II directors to hold office for a term of three years or until their respective successors are elected and qualified;

          2. To transact such other business as properly may come before the meeting or any adjournment thereof.

         The close of business on May 27, 1999 has been fixed by the Board of Directors as the record date for the Annual Meeting. Only stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof, notwithstanding transfer of any stock on the books of the Company after such record date. The stock transfer books will not be closed.

         A Proxy Statement, form of Proxy and copy of the Annual Report on the Company's operations during the fiscal year ended January 31, 1999 accompany this notice.

         It is important that your shares be represented at the Annual Meeting. If you do not expect to attend in person, please sign and date the form of Proxy and return it in the enclosed envelope. The form of Proxy is enclosed in the mailing envelope in which this Proxy Statement is contained. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they desire.

                                        By Order of the Board of Directors

                                        Dennis McGill, Secretary

May 28, 1999

                          HASTINGS ENTERTAINMENT, INC.
                              3601 PLAINS BOULEVARD
                              AMARILLO, TEXAS 79102

                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 16, 1999

                             SOLICITATION OF PROXIES

         This Proxy Statement is furnished to stockholders of Hastings Entertainment, Inc., a Texas corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company, 3601 Plains Boulevard, Amarillo, Texas, on Friday, July 16, 1999, at 10:00 a.m., Amarillo, Texas time, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. References herein to the "Company" include Hastings Entertainment, Inc. and its predecessors and consolidated subsidiaries, unless the context otherwise requires.

         This Proxy Statement and form of Proxy are being mailed to stockholders on or about June 14, 1999. If the enclosed form of Proxy is executed and returned, it may nevertheless be revoked by the stockholder at any time by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date. A stockholder who attends the meeting in person may revoke his or her Proxy at that time and vote in person if so desired. All proxies duly signed, dated and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote:

               1) FOR the election of the three nominees listed under "Election of Directors" as nominees of the Company for election as directors;

               2) at the discretion of the persons named in the enclosed form of Proxy, on any other matter that may properly come before the meeting or any adjournment thereof.

         The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company. The Company is unaware of any additional matters not set forth in the Notice of Annual Meeting of Stockholders that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting and presented for a vote of the stockholders, the persons named in the Proxy will vote in accordance with their best judgment upon such matters, unless otherwise restricted by law.

         The cost of solicitation of proxies will be borne by the Company. The Company has engaged ChaseMellon Shareholder Services, Inc. ("ChaseMellon") to solicit proxies from beneficial owners of shares standing in the name of brokers and other nominees. The Company has agreed to pay ChaseMellon approximately $3,750 as ChaseMellon's fee, plus the amount of ChaseMellon's expenses for such service. In addition to the use of the mails, proxies may also be solicited by personal interview, facsimile transmission and telephone by directors, officers, employees and agents of the Company. The Company will also supply brokers, nominees or other custodians with the numbers of Proxy forms, Proxy Statements, and Annual Reports they may require for forwarding to beneficial owners, and the Company will reimburse such persons for their expense in so doing.

                OUTSTANDING CAPITAL STOCK AND STOCK OWNERSHIP OF
                      DIRECTORS, CERTAIN EXECUTIVE OFFICERS
                           AND PRINCIPAL STOCKHOLDERS

         The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting has been established by the Board of Directors as the close of business on May 27, 1999. As of the record date, the Company had issued and outstanding and entitled to vote at the Annual Meeting 11,623,921 shares of common stock.

         The following table sets forth information as of May 21, 1999, regarding the beneficial ownership of the Company's common stock (i) by each person or group known by management of the Company to own more than five percent of the outstanding shares of common stock of the Company, (ii) by each of the Company's executive officers named in the Summary Compensation Table under "Executive Compensation and Other Matters," (iii) by each of the Company's directors and nominees, and (iv) by all of its directors and executive officers as a group.


                                                   SHARES OWNED
                                            ----------------------------
      NAME AND ADDRESS(1)                      NUMBER        PERCENT (2)
  --------------------------                ------------   -------------
  John H. Marmaduke(3)(4)                    3,858,946(4)      32.9%
  Estate of Sam Marmaduke(4)                 1,074,403          9.2%
      P.O. Box 33251
      Amarillo, Texas 79120
  Stephen S. Marmaduke(5)                    1,449,372         12.3%
  Phillip Hill (6)                              94,172            *
  Dennis McGill (7)                             31,356            *
  Robert A. Berman (8)                          31,729            *
  Mike Woods (9)                                28,701            *
  Leonard L. Berry (10)                         16,473            *
  Peter A. Dallas (11)                          21,319            *
  Gaines L. Godfrey (12)                        25,748            *
  Craig R. Lentzsch(13)                         20,909            *
  Jeffrey G. Shrader(14)                        30,612            *
  Ron G. Stegall(15)                            10,473            *
  All directors and executive officers as
  a group (12 persons) (2)                   5,619,810         47.9%

----------------------------
* Less than 1%.

(1) Unless otherwise indicated, the address for each of the beneficial owners identified is c/o the Company, 3601 Plains Boulevard, Amarillo, Texas 79102.

(2) Based on 11,736,922 shares of Common Stock outstanding and for purposes of calculating the beneficial ownership of all directors and executive officers as a group includes 748,281 shares subject to options exercisable within sixty (60) days.

(3) Includes 1,074,403 shares held by the Estate of Sam Marmaduke, of which John H. Marmaduke is the Independent Executor, and 2,255,525 shares held by the John H. Marmaduke Family Limited Partnership, the managing general partner of which is John H. Marmaduke Management, Inc., of which John H. Marmaduke is president, 47,128 shares held by Martha A. Marmaduke, Mr. John H. Marmaduke's wife, 3,051 shares held by Margaret Hart Marmaduke, John H. Marmaduke's daughter, 10,118 shares held by Owen
        M. Marmaduke, Mr. Marmaduke's son, and 535,376 shares subject to stock options exercisable within 60 days, and excludes shares held in trusts for John H. Marmaduke's children of which Bank of America is trustee.

(4) John H. Marmaduke is the executor of the Estate of Sam Marmaduke and a son of the late Sam Marmaduke. John H. Marmaduke and Stephen S. Marmaduke are brothers.

(5) Includes 1,381,785 shares held by the Stephen S. Marmaduke Family Limited Partnership, the managing general partner of which is Stephen S. Marmaduke Management, Inc., of which Stephen S. Marmaduke is president, 60,840 shares held by Shelley R. Marmaduke, Stephen S. Marmaduke's wife, and 6,587 shares subject to options exercisable within 60 days. Excludes shares held directly by Stephen S. Marmaduke's adult children and shares held in trusts for Stephen S. Marmaduke's children, of which Bank of America is trustee. Excludes any interest attributable to Stephen S. Marmaduke in the Estate of Sam Marmaduke, of which Stephen S. Marmaduke is a beneficiary. Stephen S. Marmaduke is the brother of John H. Marmaduke and a son of the late Sam Marmaduke.

(6)     Includes 91,465 shares subject to options exercisable within 60 days.

(7)     Includes 23,435 shares subject to options exercisable within 60 days.

(8)     Includes 28,223 shares subject to options exercisable within 60 days.

(9)     Includes 27,278 shares subject to options exercisable within 60 days.

(10)    Includes 6,578 shares subject to options exercisable within 60 days.

(11)    Includes 6,578 shares subject to options exercisable within 60 days.

(12)    Includes 6,578 shares subject to options exercisable within 60 days.

(13) Includes 3,541 shares held by the Lentzsch Special Trust 1, of which Craig R. Lentzsch is a co-trustee and 6,578 shares subject to options exercisable within 60 days.

(14) Includes 19,857 shares held in an individual retirement account for the benefit of Mr. Shrader and 3,086 shares held in a defined benefit plan for the account of Mr. Shrader and 6,578 shares subject exercisable with 60 days.

(15) Includes 7,083 shares held by the Stegall Family Limited Partnership and 3,036 shares subject to options exercisable within 60 days.


                                QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the shares of outstanding common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of a plurality of the shares of common stock represented at the meeting and entitled to vote is required for the election of directors. A holder of shares of common stock will be entitled to one vote per share of common stock as to each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors. Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting for purposes of determining a quorum. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate. For any matters requiring approval of a specified percentage of the outstanding shares represented at the Annual Meeting and entitled to vote on such matter, abstentions will have the effect of negative votes, but broker non-votes will have no effect since they are not treated as shares entitled to vote on such matter.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     Three directors will be elected at the Annual Meeting to serve three year terms until the 2002 Annual Meeting of Stockholders or until a successor is elected and qualified. Each of the nominees has committed to serve as a director if elected at the Annual Meeting and, to the best knowledge of the Board of Directors, is and will be able to serve if so elected. In the event that any of the nominees listed below should be unavailable to stand for election before the Annual Meeting and the size of Board is not reduced, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place of any nominee unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE COMPANY'S NOMINEES AS DIRECTORS.

     The Company's Articles of Incorporation provide that the Board of Directors is divided into three classes, designated by the Company as Class I, Class II and Class III. Each class of directors consists of three directors who serve for a three year period or until their successors are elected and qualified. The directors serve staggered three-year terms. Accordingly, Phillip G. Hill, Leonard L. Berry and Stephen S. Marmaduke presently hold office as Class II Directors until this Annual Meeting; John H. Marmaduke, Gaines L. Godfrey and Jeffrey G. Shrader presently hold office as Class I Directors until the 2000 annual shareholders meeting; and Peter A. Dallas, Craig R. Lentzsch and Ron G. Stegall presently hold office as Class III Directors until the 2001 annual shareholders meeting.

    Set forth below is a brief biography of each Class II nominee for election as a director:

     PHILLIP G. HILL has served as Chief Operating Officer of the Company since May 1996 and as Senior Vice President of the Company since October 1992. Mr. Hill was elected a director of the Company in December 1996. From January 1990 to October 1992, Mr. Hill served as Vice President of Store Operations of the Company. From January 1988 to January 1990, Mr. Hill served as Director of Administration of the Company. From April 1986 to January 1988, Mr. Hill served as a District Manager of the Company. Prior to joining the Company, Mr. Hill served as Director of Operations for Gateway Books Inc., a 120-store chain of bookstores, and Director of Store Operations of Hallmark Card Shops based in Knoxville, Tennessee.

     LEONARD L. BERRY has served as a director of the Company since March 1994. Dr. Berry has served as a Professor of Marketing and the Director of the Center for Retailing Studies in the College of Business Administration at Texas A&M University since January 1982. Dr. Berry holds the J.C. Penney Chair of Retailing Studies at Texas A&M, a position awarded in January 1991. From July 1986 to July 1987, Dr. Berry served as the National President of the American Marketing Association. Dr. Berry also serves as a director of CompUSA and of Lowe's Companies, Inc. and as a public member of the Council of Better Business Bureaus. He is the author of the 1999 book, "Discovering the Soul of Service," and many other business publications.

     STEPHEN S. MARMADUKE has served as a director of the Company since October 1991. From 1978 to September 1992, Mr. Marmaduke served as Vice President of Purchasing for Western Merchandisers, Inc. ("Western"), the Company's former parent company. Mr. Marmaduke is the brother of the President and Chief Executive Officer of the Company, John H. Marmaduke, and a son of the late founder of Western, Sam Marmaduke. Mr. Marmaduke is currently a private investor.

     Set forth below is a brief biography of each director not a nominee for election:

     JOHN H. MARMADUKE has served as President and Chief Executive Officer of the Company since July 1976 and as Chairman of the Board since October 1993. Mr. Marmaduke served as President of the Company's former parent company, Western, from 1982 through June 1994, including the years 1991 through 1994 when Western was a division of Wal-Mart. Mr. Marmaduke also serves on the board of directors of the Video Software Dealers Association (VSDA). Mr. Marmaduke has been active in the entertainment retailing industry with the Company and its predecessor company for over 29 years.

     PETER A. DALLAS has served as a director of the Company since October 1991 and its predecessor since 1970. Mr. Dallas is an officer in the Commercial Banking Group with Bank of America, N.A. Mr. Dallas has served as an officer of Bank of America, N.A. and its predecessors, NationsBank, N.A., Boatmen's First National Bank of Amarillo and The First National Bank of Amarillo, since 1965.

     GAINES L. GODFREY has served as a director of the Company since October 1991. Mr. Godfrey has been associated with Godfrey Ventures in the field of financial consulting, including evaluations, financing, underwriting, purchases and sales in a wide range of industries, since 1982 . From 1973 to 1982, Mr. Godfrey was Vice President, Finance for Mesa Petroleum Co.

     CRAIG R. LENTZSCH has served as a director of the Company since April 1994. Mr. Lentzsch is President and Chief Executive Officer of Greyhound Lines, Inc. a position held since November 1994. On March 16, 1999, Greyhound merged with and became a wholly owned subsidiary of Laidlaw, Inc. Mr. Lentzsch has served as a director of Greyhound since August 1994. From November 1994 to April 1995, Mr. Lentzsch also served as Chief Financial Officer of Greyhound. From August 1992 to November 1994, Mr. Lentzsch was employed by Motor Coach Industries International, Inc., where he served as Executive Vice President and Chief Financial Officer. Mr. Lentzsch is a member of the Board of Directors of the American Bus Association, the Intermodal Transportation Institute, The Great American Stations Foundation and Enginetech, Inc.

     JEFFREY G. SHRADER has served as a director of the Company since October 1992. Mr. Shrader has served as a shareholder in the law firm of Sprouse, Smith & Rowley, PC in Amarillo, Texas since January 1993.

     RON G. STEGALL has served as a director of the Company since May 1996. Mr. Stegall is the founder and has served as the Chief Executive Officer of Arlington Equity Partners, Inc. since January 1992. Mr. Stegall is also the founder of BizMart, Inc. and from October 1987 to December 1991 served as Chief Executive Officer of BizMart. For more than 16 years prior to 1987, Mr. Stegall was employed by Tandy Corporation/Radio Shack Division, serving as Senior Vice President from 1983 to 1987 and Vice President from 1979 to 1983. Mr. Stegall currently serves as Chairman of the Board of InterTAN, Inc. and as a director of O'Sullivan Industries, Inc. and Gadzooks, Inc.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the fiscal year ended January 31, 1999, the Board of Directors held three meetings. The Board of Directors has established standing Audit, Compensation and Executive Committees.

     The Audit Committee and the Compensation Committee consist solely of independent directors. The Executive Committee has the authority, between meetings of the Board of Directors, to take all actions with respect to the management of the Company's business that require action by the Board of Directors, except with respect to certain specified matters that by law must be approved by the entire Board of Directors. The Audit Committee is responsible for (i) reviewing the scope of, and the fees for, the annual audit, (ii) reviewing with the independent auditors the corporate accounting practices and policies and recommending to whom reports should be submitted within the Company, (iii) reviewing with the independent auditors their final report, (iv) reviewing with internal and independent auditors overall accounting and financial controls and (v) being available to the independent auditors during the year for consultation purposes. The Compensation Committee recommends the compensation of the officers of the Company and performs other similar functions and recommends grants of options under the Company's stock option plans for consideration by the Board of Directors. See "Executive Compensation and Other Matters." Messrs. J. Marmaduke, Godfrey, Shrader and Stegall serve on the Executive Committee; Messrs. Dallas, Godfrey and Stegall serve on the Audit Committee; and Messrs. Berry, Lentzsch and Shrader serve on the Compensation Committee.

     Each director attended at least 67% of the Board and Committee meetings held during the period in which he was a director.

                        EXECUTIVE OFFICERS OF THE COMPANY

         The executive officers of the Company are as follows:


                         NAME                    AGE                POSITION
                ---------------------            ---   ------------------------------------------
                John H. Marmaduke(1)..           52    Chairman of the Board, President and
                                                       Chief Executive Officer
                Phillip G. Hill.......           36    Senior Vice President, Chief Operating
                                                       Officer and Director
                Dennis McGill.........           50    Vice President of Finance, Chief
                                                       Financial Officer, Treasurer and Secretary
                Robert A. Berman......           50    Vice President of Store Operations
                Michael Woods.........           37    Vice President of Information Systems

     All executive officers are chosen by the Board of Directors and serve at the Board's discretion. Set forth below is information concerning the business experience of the executive officers of the Company.


     JOHN H. MARMADUKE has served as President and Chief Executive Officer of the Company since July 1976 and as Chairman of the Board since October 1993. Mr. Marmaduke served as President of the Company's former parent company, Western, from 1982 through June 1994, including the years 1991 through 1994 when Western was a division of Wal-Mart. Mr. Marmaduke also serves on the board of directors of the Video Software Dealers Association (VSDA). Mr. Marmaduke has been active in the entertainment retailing industry with the Company and its predecessor company for over 29 years.

     PHILLIP G. HILL has served as Chief Operating Officer of the Company since May 1996 and as Senior Vice President of the Company since October 1992. Mr. Hill was elected a director of the Company in December 1996. From January 1990 to October 1992, Mr. Hill served as Vice President of Store Operations of the Company. From January 1988 to January 1990, Mr. Hill served as Director of Administration of the Company. From April 1986 to January 1988, Mr. Hill served as a District Manager of the Company. Prior to joining the Company, Mr. Hill served as Director of Operations for Gateway Books Inc., a 120-store chain of bookstores, and Director of Store Operations of Hallmark Card Shops based in Knoxville, Tennessee.

     DENNIS MCGILL has served as Vice President of Finance, Chief Financial Officer, Treasurer and Secretary of the Company since November 1995. From March 1994 to October 1995 Mr. McGill served as a financial consultant to the toy manufacturing, bedding and waste management industries. From December 1989 to February 1994, Mr. McGill served as President and Chief Executive Officer of the Bed Outlet, an 18-store bedroom furniture retailer in California. From August 1986 to December 1989, Mr. McGill served as the Senior Vice President-Finance and Chief Financial Officer of San Francisco-based Lewis Galoob Toys, Inc., a New York Stock Exchange-listed, international toy manufacturing company.

     ROBERT A. BERMAN has served the Company as Vice President of Store Operations since January 1997. From June 1995 to January 1997, Mr. Berman was self-employed in the financial services industry. From January 1989 to June 1995, Mr. Berman served as Vice President and Senior Vice President of Store Operations for Builders Square, Inc., a chain of 185 building material superstores. At Builders Square, Inc., Mr. Berman was responsible for store operations, store planning and design, purchasing and construction.

     MICHAEL WOODS has served as Vice President of Information Systems of the Company since October 1992. From August 1990 to October 1992, Mr. Woods served as Director of Microsystems for the Company, focusing on store systems development. From October 1989 to August 1990, Mr. Woods served as a programming specialist and analyst for the Company.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth certain information for fiscal 1998 and 1997 regarding the compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during fiscal 1998 and 1997.


                                                                                                LONG TERM
                                                                                               COMPENSATION
                                                          ANNUAL COMPENSATION (1)                 AWARDS
                                                  -------------------  ------------------  ---------------------
                                                                                                 NUMBER OF
                    NAME AND                                                                     SECURITIES
               PRINCIPAL POSITION                       SALARY               BONUS           UNDERLYING OPTIONS
------------------------------------------------- -------------------  ------------------  ---------------------
John H. Marmaduke                                     1998   $164,060            $240,141                680,022
Chairman of the Board, President and                  1997    156,991             239,085                470,487 (2)
Chief Executive Officer

Phillip Hill                                          1998    106,683             114,647                237,525
Senior Vice President,                                1997     97,355             108,727                111,298
Chief Operating Officer and Director

Dennis McGill                                         1998     96,350              84,633                108,205
Vice President of Finance, Chief Financial            1997     91,748              83,835                 50,590
Officer, Treasurer and Secretary

Robert A. Berman                                      1998     90,000              90,003                 68,081
Vice President of Store Operations                    1997     86,550              27,752                 55,649

Michael Woods                                         1998     80,095              62,577                 79,327
Vice President of Information Systems                 1997     74,418              45,333                 15,177

----------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in the table.

(2) Includes 404,720 shares subject to an option granted in fiscal 1993 with fixed annual increases in the exercise price, which option was amended in fiscal 1997 to fix the exercise price at $11.07 for the term of the option.

OPTION GRANTS, EXERCISES AND HOLDINGS

     Fiscal 1998 Option Grants. The following table sets forth certain information regarding options granted during fiscal 1998 to the Named Executive Officers.


                                         INDIVIDUAL GRANTS
                            -------------------------------------------                 POTENTIAL REALIZABLE
                                           PERCENT OF                                     VALUE AT ASSUMED
                             NUMBER OF        TOTAL                                     ANNUAL RATES OF STOCK
                            SECURITIES       OPTIONS                                    PRICE APPRECIATION FOR
                            UNDERLYING       GRANTED        EXERCISE                       OPTION TERM (4)
                              OPTIONS     TO EMPLOYEES IN   PRICE PER     EXPIRATION   ------------------------
                            GRANTED(#)   FISCAL YEAR(1)      SHARE(2)       DATE(3)         5%         10%
                            -----------  ---------------  -------------  ------------  ----------  -----------
John H. Marmaduke....          17,500           2.3%         $ 11.875       12/14/08   $  130,692  $   331,200
Phillip Hill.........          12,500           1.6%           11.875       12/14/08       93,352      236,571
Dennis McGill........           9,000           1.2%           11.875       12/14/08       67,213      170,331
                               10,000           1.3%           11.875       12/14/08       74,681      189,257
Robert A. Berman.....           7,589           1.0%           11.875       12/14/08       56,676      143,627
                                1,411           0.2%           11.875       12/14/08       10,538       26,704
Michael Woods........           2,032           0.3%           11.875       12/14/08       15,175       38,457
                                6,968           0.9%           11.875       12/14/08       52,038      131,874

----------

(1) The Company granted options to other associates to purchase an aggregate of 673,820 shares of Common Stock during fiscal 1998. In addition, Robert A. Berman, Dennis McGill and Michael Woods purchased Restricted Stock Units with three-year deferrals in the amounts of 3,432, 3,201 and 923 shares respectively. Non-employee Directors were issued a total of 17,710 non-qualified options at a price of $13.00 per share and an expiration date of June 11, 2008.

(2) All options were granted at the fair market value of the Common Stock on the date of grant and for a term of 10 years, unless otherwise noted. Fair market value is based upon the closing price on The Nasdaq Stock Market as of the date of grant.

(3) Options may terminate before their expiration date if the optionee's status as an employee is terminated or upon the optionee's death.

(4) In accordance with the rules of the Commission, shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices.

     Fiscal 1998 Option Holdings. The following table sets forth certain information regarding options held at January 31, 1999. There were no options exercised during fiscal 1998 by the Named Executive Officers.

                                        NUMBER OF SECURITIES
                                       UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED IN THE
                                         OPTIONS AT FISCAL                     MONEY OPTIONS AT
                                             YEAR-END                          FISCAL YEAR-END
                                   ------------------------------      --------------------------------
          NAME                      EXERCISABLE    UNEXERCISABLE        EXERCISABLE      UNEXERCISABLE
---------------------------        -------------  ---------------      -------------    ---------------
John H. Marmaduke..........          530,317         149,705            $6,993,821        $  1,974,310
Phillip Hill...............           83,876         153,649             1,106,157           2,026,323
Dennis McGill..............           18,882          92,524               249,016           1,220,207
Robert A. Berman...........           14,562          56,951               192,044             751,070
Michael Woods..............           25,507          54,743               336,386             721,951

STOCK PLANS

1996 Incentive Stock Plan

    Scope. The Board of Directors and shareholders of the Company have approved the Company's Amended 1996 Incentive Stock Plan (the "1996 Plan"). The 1996 Plan authorizes the granting of stock options to purchase Common Stock, stock appreciation rights, restricted stock, dividend equivalent rights, stock awards and other stock-based awards to officers, other associates, directors and consultants of the Company. The purpose of the 1996 Plan is to attract, retain and provide incentives to officers, other associates, directors and consultants of the Company and to thereby increase overall shareholder value.

    The 1996 Plan authorizes the award of 632,375 shares of Common Stock, representing 5.4% of outstanding shares of Common Stock, to be used for stock options, stock appreciation rights or restricted or unrestricted stock. If an award made under the 1996 Plan expires, terminates or is forfeited, canceled or settled in cash without issuance of shares of Common Stock covered by the award, those shares will be available for future awards under the 1996 Plan. The 1996 Plan will terminate on May 18, 2006. As of January 31, 1999, options for 515,674 shares of Common Stock were outstanding under the 1996 Plan.

    Administration. The 1996 Plan is administered by the Board of Directors or, if directed by the Board of Directors, the Compensation Committee of the Board of Directors or another committee designated by the Board of Directors (in each event, the "Compensation Committee"). The Compensation Committee makes determinations with respect to the participation of employees, officers, directors and consultants in the 1996 Plan and, except as otherwise required by law or the 1996 Plan, the grant terms of awards, including vesting schedules, retirement and termination rights, payment alternatives such as cash, stock, contingent award or other means of payment consistent with the purposes of the 1996 Plan, and such other terms and conditions as the Board or the Compensation Committee deems appropriate. The Compensation Committee has the authority at any time to provide for the conditions and circumstances under which awards shall be forfeited. The Compensation Committee has the authority to accelerate the vesting of any award and the time at which any award becomes exercisable.

    Eligibility. Officers, other associates, directors and consultants of the Company may be selected by the Compensation Committee to receive awards under the 1996 Plan. At the discretion of the Compensation Committee, an eligible person may receive an award in the form of a stock option, stock appreciation right, restricted stock award, dividend equivalent right, stock award or other stock-based award, or any combination thereof, and more than one award may be granted to an eligible employee.

    Stock Options. The 1996 Plan authorizes the award of both non-qualified and incentive stock options ("ISO's"). Under the 1996 Plan and pursuant to awards made thereunder, Common Stock may be purchased at a fixed exercise price during a specified time. Unless otherwise provided in the award agreement, the exercise price of each share of Common Stock covered by a stock option shall not be less than the fair market value of the Common Stock on the date of the grant of such stock option, and 20% of the shares covered by the stock option shall become exercisable on the first anniversary of its grant and an additional 20% of such shares shall become exercisable on each of the second, third, fourth and fifth anniversaries of its grant.

    Under the 1996 Plan, an ISO may be exercised at any time during the exercise period established by the Compensation Committee, except that (i) no ISO may be exercised prior to the expiration of six months from the date of grant; (ii) no ISO may be exercised more than three months after employment with the Company terminates by reason other than death or disability; and (iii) no ISO may be exercised more than one year after employment with the Company terminates by reason of death or disability. The aggregate fair market value (determined at the time of the award) of the Common Stock with respect to which ISO's are exercisable for the first time by any employee during any calendar year may not exceed $100,000. The term of each ISO is determined by the Compensation Committee, but in no event may such term exceed 10 years from the date of grant (or five years in the case of ISO's granted to shareholders owning 10% or more of the Company's outstanding shares of Common Stock). The exercise price of options is determined by the Compensation Committee, but the exercise price of ISO's cannot be less than the fair market value of the Common Stock on the date of the grant (or 110% of the fair market value of the Common Stock on the date of grant in the case of ISO's granted to shareholders owning 10% or more of the Company's outstanding shares of Common Stock). The exercise price of options may be paid in cash, in shares of Common Stock through a cashless exercise program with previously owned Common Stock or by such other methods as the Compensation Committee deems appropriate.

    Stock Appreciation Rights. The 1996 Plan authorizes the grant of stock appreciation rights ("SAR's"). The SAR's may be granted either separately or in tandem with options. A SAR entitles the holder to receive an amount equal to the excess of the fair market value of a share of Common Stock at the time of exercise of the SAR over the option exercise price or other specified amount (or deemed option price in the event of an SAR that is not granted in tandem with an option), multiplied by the number of shares of Common Stock subject to the option or deemed option as to which the SAR is being exercised (subject to the terms and conditions of the option or deemed option). An SAR may be exercised at any time when the option or deemed option to which it related may be exercised and will terminate no later than the date on which the right to exercise the tandem option (or deemed option) terminates (or is deemed to terminate).

    Restricted Stock. Restricted stock awards are grants of Common Stock made to eligible persons subject to restrictions, terms and conditions as established by the Compensation Committee. An eligible person will become the holder of shares of restricted stock free of all restrictions if he or she complies with all restrictions, terms and conditions. Otherwise, the shares will be forfeited. The eligible persons will not have the right to vote the shares of restricted stock until all restrictions, terms and conditions are satisfied.

    Other Stock-Based Awards. The Compensation Committee may allow a director, officer or other associate to elect to exchange annual retainers, fees or compensation for stock options. The Compensation Committee also may award rights to receive dividends or the equivalent. Additionally, the Compensation Committee may make an unrestricted transfer of ownership of Common Stock. Furthermore, the Compensation Committee may make other stock-based awards that are related to or serve a similar function as other awards.

    Adjustments. In the event of any changes in the outstanding shares of Common Stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the aggregate number of shares with respect to which awards may be made under the 1996 Plan, and the terms and the number of shares of any outstanding option, restricted stock or other stock-based award, may be equitably adjusted by the Compensation Committee in its sole discretion.

    Change of Control. Upon a Change in Control, which is defined in the 1996 Plan to include certain third-party acquisitions of 30% or more of the then-outstanding Company Common Stock or the combined voting power of the then-outstanding Common Stock entitled to vote generally in the election of directors, changes in the composition of the Board of Directors, shareholder approval of certain significant corporate transactions such as a reorganization, merger, consolidation, sale of assets or the liquidation or dissolution of the Company, all outstanding awards vest and become immediately exercisable and cease to be subject to the risk of forfeiture.

    Termination and Amendment. The 1996 Plan may be terminated, modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company present or represented and entitled to vote at a duly held meeting of the Company's shareholders. The Board may at any time terminate the 1996 Plan or from time to time make such modifications or amendments of the 1996 Plan as it may deem advisable; provided, however, that the Board shall not make any material amendments to the 1996 Plan which require shareholder approval under applicable law, rule or regulation unless approved by the requisite vote of the Company's shareholders. No termination, modification or amendment of the 1996 Plan may adversely affect the rights conferred by an award without the consent of the recipient thereof.

1991 and 1994 Stock Option Plans

    Scope. The Board of Directors and shareholders of the Company have approved the Company's 1991 Stock Option Plan (the "1991 Plan") and 1994 Stock Option Plan (the "1994 Plan") (collectively, the "Plans"). The Plans are substantially identical and authorize the granting of ISO's and non-qualified stock options to purchase Common Stock. Options may be granted to officers, other associates and directors of the Company.

    Each of the Plans authorizes the issuance of 505,900 shares of Common Stock, each representing 4.3% of outstanding shares of Common Stock, under stock option agreements. Shares of Common Stock issued under the Plans shall be authorized and unissued or treasury shares of Common Stock of the Company. The 1991 Plan will terminate on October 21, 2001, and the 1994 Plan will terminate on April 20, 2004. As of January 31, 1999, 492,685 of the shares authorized for issuance under the 1991 Plan were subject to options and 438,609 of the shares authorized for issuance under the 1994 Plan were subject to options.

    Administration. The Plans are administered by the Board of Directors or another committee designated by the Board of Directors of the Company (in each event, the "Compensation Committee"). Subject to the provisions of the Plans, the Compensation Committee has the authority to select eligible persons to receive awards, determine the time or times of receipt and determine the types of awards and the number of shares covered by the awards. The Compensation Committee is authorized to interpret the Plans, establish, amend and rescind any rules and regulations relating to the Plans, determine the terms and provisions of any agreements made pursuant to the Plans and make all other determinations that may be necessary or advisable for the administration of the Plans.

    Eligibility. Executive officers, directors and other key employees of the Company may be selected by the Compensation Committee to receive awards under the Plans. In the discretion of the Compensation Committee, an eligible person may receive an award in the form of ISO's or non-qualified stock options. More than one award may be made to eligible persons.

    Stock Options. The Plans authorize the award of non-qualified stock options. Under the Plans and pursuant to awards made thereunder, an option may be exercised at any time during the exercise period established by the Compensation Committee. Generally, the exercise period is 10 years from the date of grant. The Compensation Committee determines the exercise price of options per share of Common Stock and whether the exercise price may be paid in cash or previously owned shares of Common Stock.

    Incentive Stock Options. The Plans authorize the award of ISO's. Under the Plans and pursuant to awards made thereunder, an ISO may be exercised at any time during the exercise period established by the Compensation Committee except that (i) no ISO may be exercised after employment with the Company terminates by reason other than retirement, death or disability; (ii) no ISO may be exercised more than one year after employment with the Company terminates by reason of death or disability; and

(iii) no option may be exercised more than three months after retirement from the Company. The term of each option is determined by the Compensation Committee. Generally, the term will not exceed 10 years from the date of grant and may not exceed five years in the case of ISO's granted to shareholders owning 10% or more of the Company's outstanding shares of Common Stock. The aggregate fair market value (determined at the time of the award) of the Common Stock with respect to which ISO's are exercisable for the first time by an employee during any calendar year may not exceed $100,000. The exercise price of options as determined by the Compensation Committee shall be 100% of the fair market value of a share of Common Stock on the date the ISO is granted, provided the ISO granted to any owner of 10% or more of the total combined voting power of the Company shall be 110% of the fair market value of the share of Common Stock on the date of grant. The exercise price of options may be paid in cash or in shares of previously owned Common Stock.

    Adjustments. In the event of any changes in the outstanding shares of Common Stock by reason of any stock dividend, split-up, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the aggregate number of shares with respect to which awards may be made under the Plans, and the terms and the number of shares of any outstanding option may be equitably adjusted by the Compensation Committee in its sole discretion.

    Change of Control. All options granted under the Plans are immediately exercisable upon a Change of Control, which is deemed to occur upon any merger, transfer of assets or transfer of voting shares of the Company resulting in members of the Marmaduke family owning, directly or indirectly, less than 50% of the voting shares of the Company.

    Termination and Amendment. The Compensation Committee may, without approval by the shareholders and without receiving further consideration from the participants, amend, condition or modify awards under the Plans except for amendments which under applicable law or regulation require such approval by the shareholders.

401(k) Savings Plan

    The Company presently sponsors a retirement plan called the Hastings Entertainment, Inc. Associates' 401(k) Plan and Trust (the "401(k) Plan"). The total 401(k) Plan assets as of January 31, 1999 were valued at approximately $9.3 million. The trustee for the 401(k) Plan is Amarillo National Bank. Amarillo National Bank became the trustee for the 401(k) Plan on August 1, 1996 at which time associates were permitted to direct investments of their accounts among a selection of investments, including the Common Stock of the Company. Associates, including members of management, are eligible to make voluntary contributions of up to twelve percent (12%) of their annual compensation under the 401(k) Plan. The Company is permitted to make a discretionary contribution to the 401(k) Plan each fiscal year which will be calculated as a percentage (determined prior to the beginning of the plan year) of Elective Deferrals (as defined in the 401(k) Plan) made during the plan year by each participant eligible to receive discretionary contribution. Contributions in excess of 6% of compensation shall not be included in this calculation. If the Company does not change the percentage rate that may be contributed for a plan year, the rate determined for the prior year shall remain in effect.

    The 401(k) Plan is intended to qualify as a profit sharing plan under Sections 401(a) and 401(k) of the Internal Revenue Code.

Associate Stock Ownership Plan

    The Company maintains an Associate Stock Ownership Plan (the "ASOP") for associates completing one year of service (defined as 1,000 hours in a consecutive 12-month period) under which contributions are made by the Company in amounts determined annually by the Board of Directors. The trustee for the ASOP is Amarillo National Bank. At January 31, 1999, approximately 1,329 associates were eligible to participate and were participating in the ASOP. Company contributions may be made in cash, in shares of Common Stock or other property. Allocation among participants of the Company's contributions to the ASOP is based upon the employee's compensation. Participants vest in their ASOP accounts at 20%,

40%, 60%, 80% and 100% after the completion of three, four, five, six and seven years of service, respectively, with the Company. Participants become fully vested upon retirement, death or disability.

    As soon as practicable after a participant's retirement, death, disability or termination of employment for any other reason, such participant's vested accrued benefit will be distributed to the participant or the participant's beneficiary in shares of the Company's Common Stock or cash at the election of the participant. The ASOP permits participants to direct the voting of shares allocated to their account and permits current distribution to participants of cash dividends paid on Common Stock allocated to their accounts. During fiscal year 1998, the Company contribution to the ASOP for the accounts of the Named Executive Officers as a group, the distribution or unconditional vesting of which are not subject to future events, was $9,713.

Chief Executive Officer Stock Option

    In April 1993, the Board of Directors and shareholders approved a non-qualified stock option for 404,720 shares of Common Stock for John H. Marmaduke, President and Chief Executive Officer of the Company. The stock option grants Mr. Marmaduke the right to purchase 404,720 shares of Common Stock and terminates by its terms on January 31, 2007. The option is fully exercisable. The option was granted at the initial price of $7.75 per share of Common Stock and was to increase at a rate of 12% per annum. As amended in fiscal 1997, the exercise price per share of the option was fixed at $11.07 for the life of the option. Payment for shares received upon exercise of the option must be made in cash at the time of exercise.

Corporate Officer Incentive Plan, Management Incentive Plan and Salary Incentive Plan

    Scope. The Board of Directors and shareholders of the Company have approved the Company's Corporate Officer Incentive Plan, the Management Incentive Plan and the Salary Incentive Plan (each an "Incentive Plan" and collectively the "Incentive Plans"). The Incentive Plans authorize the award of incentive cash payments to eligible employees if certain performance goals are met.

    Administration. The Incentive Plans are administered by the Chief Executive Officer and the Compensation and Benefits Department of the Company, with final approval for all performance goals and award targets resting with the Compensation Committee or, with respect to participants in the Management Incentive Plan and Salary Incentive Plan, the Chief Executive Officer. After the size of any award has been determined based upon performance achievement, the Chief Executive Officer has the authority to reduce an award by no more than 30% based upon individual performance contributions.

    Eligibility. Award eligibility is determined by the Chief Executive Officer at the beginning of each performance period. A participant must be an employee of the Company on the day the Incentive Plan award is finalized and approved for payment in order to receive such award.

    Awards. The Incentive Plans provide for incentive cash payments based on incentive targets expressed as a percentage of a participant's base salary if certain performance goals are met. Each fiscal year is divided into two separate six-month performance periods. Awards are made for each performance period.

    At the beginning of each performance period, each participant in the Incentive Plans is assigned an incentive target amount expressed as a percentage of base salary. The incentive target for a performance period can then be increased to not more than 125% of the targeted amount or decreased to not less than 50% of the targeted amount based upon performance achievement. At the beginning of each performance period, the Compensation Committee or, in the case of the Management Incentive Plan and the Salary Incentive Plan, the Chief Executive Officer, establishes in writing the performance goals that will determine the size of the Incentive Plan awards. As of January 31, 1999, the performance measures for all Incentive Plan participants are based upon sales and return on equity as defined in the Company's annual business plan. Return on equity is defined as the after-tax rate of return on beginning shareholders' equity for the performance period.

    Within 90 days after the end of each performance period, each participant's base salary rate will be multiplied by the earned Incentive Plan award percentage to determine the dollar value of the award for the performance period in question. The maximum award payable under the Corporate Officer Incentive Plan is the lesser of 250% of the participant's most recent annualized base salary or $1,000,000.

    Adjustments and Amendments. The Board of Directors and the Compensation Committee retain the right to adjust, amend or suspend any current payments in the Corporate Officer Incentive Plan and the Management Incentive Plan for any given performance period if, in the good faith determination of the Board of Directors or the Compensation Committee, the payments of amounts thereunder would result in a material adverse change to, or a material decline, in the financial condition or prospects of the Company.

    Form and Payment of Awards. Award calculations under the Incentive Plans are finalized and paid within 90 days after the end of each performance period. A participant may elect to voluntarily defer a portion of an award. Additionally, participants under the Corporate Officer Incentive Plan and the Management Incentive Plan may elect to apply a portion of an award to purchase discounted Common Stock of the Company pursuant to the Management Stock Purchase Plan (see "Management Stock Purchase Plan").

Management Stock Purchase Plan

    Scope. The Board of Directors and shareholders of the Company have approved the Management Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan authorizes the issuance of up to 227,655 shares of Common Stock, representing 2.0% of outstanding shares of Common Stock after the Offering, pursuant to agreements providing for the purchase of Restricted Stock Units ("RSU's"). The cost of each RSU is equal to 75% of the fair market value of the Common Stock of the Company on the date the RSU is awarded. Shares of stock underlying any canceled RSU's are added back to the shares of Common Stock available for issuance under the Purchase Plan. As of January 31, 1999, 8,025 RSU's were outstanding.

    Administration. The Purchase Plan is administered by the Board of Directors or the Compensation Committee (in each event, the "Compensation Committee").

    Eligibility. The Compensation Committee designates the management employees of the Company who are eligible to participate in the Purchase Plan.

    Participation. Each participant in the Purchase Plan may elect to purchase RSU's. Each RSU awarded to a participant is credited to a bookkeeping account established and maintained for that participant.

    Each participant may elect to receive an award of RSU's by completing a subscription agreement. A subscription agreement provides that the participant may elect to receive RSU's in lieu of a specified portion of any incentive bonus paid to such participant. During each performance period, a participant may elect to use the lesser of 50% of the actual bonus amount for such performance period or $50,000 to purchase RSU's.

    A participant is fully vested in each RSU three years after the RSU is awarded. Once vested, the Company will issue to the participant one share of Common Stock at the end of each deferral period specified in the subscription agreement pertaining to each RSU, or upon the participant's termination of employment or the termination of the Purchase Plan, if sooner.

    If a participant voluntarily terminates his employment with the Company for reasons other than death or permanent disability, the participant's nonvested RSU's shall be canceled and he shall receive a cash payment pursuant to the terms of the Purchase Plan. If a participant's employment is terminated by the Company, or if the participant's employment terminates as a result of death or permanent disability, the participant's nonvested RSU's shall be canceled and he shall receive RSU's pursuant to the terms of the Purchase Plan.

    Whenever dividends (other than dividends payable only in shares of stock) are paid with respect to Common Stock, each participant shall be paid an amount in cash equal to the number of his vested RSU's multiplied by the dividend value per share. In addition, each participant's account shall be credited with an amount equal to the number of such participant's nonvested RSU's multiplied by the dividend value per share. Amounts credited with respect to each nonvested RSU shall be paid, without interest, on the date the participant becomes vested in such RSU, or when the participant receives payment of his nonvested RSU's.

    Adjustments. In the event of a stock dividend, stock split or similar change in capital structure of the Company, the Compensation Committee shall make appropriate adjustments in the number and kinds of shares of Common Stock with respect to which RSU's will thereafter be granted, the number and kinds of shares remaining subject to the outstanding RSU's, the number of RSU's credited to each participant's account, and the method of determining the cost of RSU's. In the event of any proposed merger, consolidation, dissolution or liquidation of the Company, all nonvested RSU's shall become fully vested on the effective date of such merger, consolidation, sale, dissolution or liquidation and the Compensation Committee in its sole discretion may, as to any outstanding RSU's, make such substitution or adjustment in the aggregate number of shares to reserve for issuance under the Purchase Plan and the number of shares subject to each RSU as it may determine on an equitable basis and as may be permitted by the terms of such transaction, or terminate such RSU's upon such terms and conditions as it shall provide.

    Amendment or Termination. The Company reserves the right to amend or terminate the Purchase Plan at any time, by action of its Board of Directors, provided that no such action shall adversely affect a participant's right under the Purchase Plan with respect to RSU's awarded and vested before the date of such action.

Employment Agreements

    The Company is a party to employment agreements with each of Messrs. Marmaduke, Hill, McGill, Berman and Woods (each, an "Executive"). Each employment agreement provides that the Executive's salary shall be determined by the Board of Directors and that the Executive's employment shall continue until terminated by either the Executive or the Company. Either the Company or the Executive has the right to terminate the employment at any time with or without cause (as defined in each agreement) by delivering written notice of termination to the other party. Each agreement provides for a severance payment if the agreement is terminated by the Company without cause. Under such circumstances, Mr. Marmaduke would receive his base annual salary and bonus for a period of 36 months, Messrs. Hill and McGill each would receive their base annual salary and bonus for a period of 24 months, and Messrs. Berman and Woods each would receive their base annual salary and bonus for a period of 18 months following the date of termination, payable over such period at such times as executives of the Company receive their regular salary and bonus payments, and any benefits under any plans of the Company in which the Executive is a participant to the full extent of such Executive's rights under such plans. If the agreements are terminated either voluntarily by the Executive or by the Company with cause, or by reason of death or disability, then the Executive will not be entitled to payments under his employment agreement.

    Upon a change in control of the Company, each Executive will receive a payment to compensate him for the loss of long-term capital gains treatment of certain options granted to the Executive. Each employment agreement provides that, in the event the Executive terminates employment with the Company, the Executive may not, for a period of 18 months following termination, work for or assist a competitor of the Company, use certain information obtained from the Company, or induce any other employees of the Company to terminate their relationship with the Company.

Director Compensation

    The Company reimburses all directors for expenses incurred in connection with their activities as directors. Non-employee directors of the Company receive an annual cash retainer of $15,000 and a grant of shares of Common Stock valued at $5,000 for service as directors, and a fee of $750 for each director meeting and $500 for each committee meeting attended in person or by telephone. The Company has adopted a Stock Option Plan for Outside Directors (the "Directors Option Plan") for its non-employee directors and has reserved 101,180 shares of Common Stock for issuance thereunder and in February 1998 adopted a Stock Grant Plan for its non-employee directors and has reserved 25,295 shares of Common Stock for issuance thereunder. The Directors Option Plan provides that each non-employee director receives an initial option for 2,530 shares of Common Stock upon election as a director, and an annual grant of 2,530 shares thereafter. Each option is granted at the fair market value of the Common Stock of the Company at the time of the grant. All initial and annual stock options granted pursuant to the Directors Option Plan are nonqualified stock options and are generally exercisable for a period of 10 years from the date of grant or one year after the optionee ceases to be a director of the Company. As of January 31, 1999, options covering 17,710 shares have been granted under the Directors Option Plan. The Stock Grant Plan for Outside Directors provides for a grant as of May 1 of each year to each non-employee director of Common Stock with a fair market value of $5,000 on the date of grant. As of January 31, 1999, 2,530 shares of Common Stock have been granted to non-employee directors under the Stock Grant Plan for Outside Directors. The Company also granted options covering 7,811 shares under a previous director compensation plan that was terminated in fiscal 1997, of which options covering 4,037 shares remain outstanding.

Compensation Committee Interlocks and Insider Participation

    Messrs. Berry, Lentzsch and Shrader presently serve as the members of the Compensation Committee. See "Certain Transactions." Mr. Shrader is a shareholder in the law firm of Sprouse, Smith & Rowley, PC in Amarillo, Texas, which has provided legal services to the Company since 1993.

                              CERTAIN TRANSACTIONS

    Gaines Godfrey, a director of the Company, is a limited partner in certain limited partnerships that lease land and improvements to the Company under triple net leases. During fiscal years 1996, 1997 and 1998, the Company made aggregate lease payments of $479,659, $500,427 and $531,091, respectively, to such limited partnerships. The Company believes that these leases are on terms as favorable as those which the Company could have obtained from a non-affiliated third party.

    Jeffrey G. Shrader, a director of the Company, is a shareholder in the law firm of Sprouse, Smith & Rowley, PC, Amarillo, Texas, which has provided legal services to the Company since 1993. The Company believes that these services have been provided on terms as favorable as those which the Company could have obtained from a non-affiliated third party.

                       BOARD COMPENSATION COMMITTEE REPORT

                            ON EXECUTIVE COMPENSATION


     The Company's compensation program is designed to motivate, reward and retain the management talent the Company needs to achieve its business goals. This program makes a significant portion of officers' compensation dependent upon increases in shareholder value.

     The Compensation Committee of the Board of Directors (the "Compensation Committee") supervises the Company's compensation program. The Compensation Committee is made up of non-employee Directors who do not participate in any of the compensation plans they administer. The Compensation Committee recommends the salary and other incentives packages of the executive officers of the Company to the Board of Directors, which in turn actually approves the compensation packages.

     The Company's success depends on attracting and retaining executives who have developed the skills and expertise required to lead and manage a multimedia entertainment retailer. The Company's philosophy is to do this with (1) competitive base salaries, (2) rewards for performance and accomplishments on an annual basis, and (3) incentives to meet long-term objectives.

     The Company pays for performance based on an individual's level of responsibility. For this purpose, performance means both individual and corporate performance. The Company motivates performance by recognizing the year's results and by providing incentives for improvement in the future. The three major components of the Company's compensation program are base salary, incentive bonus awards made on an annual basis, and long-term incentive awards.

BASE SALARY

     The Company's salaries are reviewed annually based on competitive positioning (comparing the Company's salary structure with salaries paid by other companies) and the Company's business performance. Initially, the Company's Chief Executive Officer recommends base salary amounts to the Compensation Committee. In reviewing these recommendations, the Compensation Committee uses a number of surveys to determine competitive salary positions. Primarily, the Compensation Committee compares salary structure with both entertainment and non-entertainment retailing companies.

     The Company's general headquarters and most of its retail operations are not located in large metropolitan areas. Accordingly, salary ranges are targeted at the median level of the survey data. Within these ranges, the Compensation Committee determines each individual executive officer's salary based on performance, responsibility, experience and results.

INCENTIVE AWARDS MADE ON AN ANNUAL BASIS

     A significant portion of an executive officer's income is based upon the Corporate Officer Incentive Program ("COIP"). This program provides for incentive cash payments based upon incentive targets expressed as a percentage of a participant's base salary if certain performance goals are met. Each fiscal year is divided into two separate six-month performance periods, and awards are made for each performance period. Amounts payable under COIP are not guaranteed, and thus a significant portion of each officer's annual compensation is essentially at risk.

     At the beginning of each performance period, each officer is assigned an incentive target amount expressed as a percentage of base salary. Generally, the higher the level an officer's responsibility is with the Company, the greater the percentage of his overall annual compensation is subject to being earned under COIP. The incentive target for a performance period can then be increased to not more than 125% of the targeted amount or decreased to not less than 50% of the targeted amount based upon performance achievement. At the beginning of each performance period, the Compensation Committee establishes in writing the performance goals that will determine the size of the Incentive Plan awards. As of January 31, 1999, the performance measures for all incentive plan participants are based upon sales and return on equity as defined in the Company's annual business plan. Return on equity is defined as the after-tax rate of return on beginning shareholders' equity for the performance period.

     Within 90 days after the end of each performance period, each participant's base salary rate is multiplied by the earned incentive plan award percentage to determine the dollar value of the award for the performance period in question. The maximum award payable under the COIP is the lesser of 250% of the participant's most recent annualized base salary or $1,000,000. A portion of any bonus may be used to purchase Restricted Stock Units ("RSU's") of the Company.

     In fiscal 1998, in the first six-month performance period the Company realized 98% of the incentive target and in the second six-month performance period the Company realized 100% of the incentive target.

LONG-TERM INCENTIVE REWARDS

     Long-term incentive rewards are intended to develop and retain strong management through share ownership. Stock options are the primary long-term incentive granted to officers, as well as other key employees of the Company. The Compensation Committee believes that a significant portion of officers' compensation should depend on value created for the shareholders. Options are an excellent way to accomplish this because they tie the officers' interest directly to the shareholders' interest.

     The number of options granted to officers is based upon individual performance and level of responsibility. Option grants must be of sufficient size to provide a strong incentive for executives who work for long-term business interests and become significant owners of the business. The Compensation Committee reviews market studies for long-term compensation awards, and endeavors to make option grants to provide the necessary incentive to attract and retain qualified executives.

DEDUCTIBILITY OF COMPENSATION

     The Compensation Committee has reviewed the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the Chief Executive Officer or other named executive officers. It is the policy of the Company to attempt to have its executive compensation plans treated as tax deductible compensation wherever, in the judgment of the Compensation Committee, to do so would be consistent with the objectives of that compensation plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The total compensation of John H. Marmaduke, the Company's Chairman, President and Chief Executive Officer, was $404,201 during fiscal 1998, representing a base salary of $164,060 and a bonus, pursuant to the COIP, of $240,141. Mr. Marmaduke's compensation was based upon a comparison to the compensation of officers in similar positions of other retailers, taking into consideration the Company's size, performance and business philosophy. In December 1998, Mr. Marmaduke was granted a non-qualified option to acquire 17,500 shares of common stock at an exercise price of $11.875 per share.

                                PERFORMANCE GRAPH

     The following graph compares the annual cumulative total stockholder return on an investment of $100 on June 12, 1998 (the first day of public trading) in the Company's common stock, based on the market price of the common stock, with the cumulative total return of a similar investment in the Nasdaq National Market Retail Trade Stocks Index and in the S&P 500 Market Index.


Hastings Entertainment, Inc.
Plot Points for Performance Graph

          Nasdaq Retail Stocks     Hastings Ent.       S&P 500
   6/12/98                    100              100            100
    7/1/98            97.62944221         102.0202       101.9866
    8/1/98            72.12857808          71.7172        87.1173
    9/1/98            76.16279211           69.697        92.5531
   10/1/98            84.62732881          80.8081        99.9845
   11/1/98            96.77969779         154.5455       105.8963
   12/1/98            104.2543286         113.1313       111.8662
    1/1/99            106.3245751         106.5657       116.4537

                             INDEPENDENT ACCOUNTANTS

     KPMG LLP served as independent accountants for the Company for the fiscal year ended January 31, 1999. Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions presented at the Annual Meeting.


                              STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at the 2000 Annual Meeting of Stockholders ("2000 Annual Meeting"), for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting, must be received by the Company at its offices in Amarillo, Texas, addressed to the Secretary of the Company, not later than February 16, 2000. With respect to any stockholder proposal submitted outside of Rule 14a-8, persons acting as proxies shall have discretionary authority to vote against any such proposal presented at the 2000 Annual Meeting unless notice is received by the Company not later than April 27, 2000 that such proposal is to be presented at the 2000 Annual Meeting and certain other requirements are met. Such proposals must comply with applicable Texas law, the Bylaws of the Company and the requirements of Regulation 14A of the Act.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Sections 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1998, or written representations from certain reporting persons, to the best of the Company's knowledge, all reports were filed on a timely basis.

                                  OTHER MATTERS

     At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of Proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

                               REPORT ON FORM 10-K

     The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1999, filed with the Securities and Exchange Commission, is available to stockholders, without charge, upon written request. Exhibits to the Form 10-K will be furnished upon payment of $.50 per page, with a minimum charge of $10.00, to cover the cost of reproduction. Requests for copies should be directed to Hastings Entertainment, Inc., 3601 Plains Boulevard, Amarillo, Texas, 79102, Attention: Investor Relations.

                                         By Order of the Board of Directors

                                         Dennis McGill,   Secretary

Dated: May 28, 1999

                                      PROXY

                          HASTINGS ENTERTAINMENT, INC.

     This Proxy is solicited by the Board of Directors of Hastings Entertainment, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on July 16, 1999, at 10:00 a.m. Amarillo, Texas time at the Company's corporate offices, 3601 Plains Boulevard, Amarillo, Texas, 79102. The undersigned hereby appoint(s) Dennis McGill and Jeffrey G. Shrader, or either of them, with full power of substitution, and with discretionary authority, the proxies of the undersigned to vote all shares of Common Stock the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on July 16, 1999, and at any adjournment thereof, upon the matters listed below, and in accordance with his best judgment with respect to any other matters which may properly come before the meeting.

     The proxy, when duly executed, will be voted in the manner directed herein, and in the absence of specific directions to the contrary, this proxy will be voted (i) for the election of the three Class II nominees for director, and (ii) in the discretion of the proxy holders on any other matters that may properly come before the meeting and any adjournments thereof.

     This proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. The Board of Directors of the Company requests that you promptly execute and mail this Proxy.

         Dated this           day of           , 1999
                    ---------        ----------


                                           -------------------------------------

                                           -------------------------------------

                                           (Please sign exactly as your name
                                           appears on the stock certificate.
                                           If shares are held jointly, each
                                           Shareholder should sign. When
                                           signing as executor, administrator,
                                           trustee, guardian, or other capacity,
                                           please give title as such.)

1. Election of Directors of the three nominees listed below (except as indicated to the contrary below):

                      FOR all             WITHHOLD AUTHORITY                      INSTRUCTION: To withhold authority to vote
                      nominees            to vote one or more nominees            for any individual nominee, check the withhold
                      listed to the       listed to the right, but vote FOR       box and write the nominee's name on the space
                      right.              the remaining nominees.                 provided opposite his name.

                       [ ]                       [ ]                                      Phillip G. Hill
                                                                                                               ---------------------

                                                 [ ]                                      Stephen S. Marmaduke
                                                                                                               ---------------------

                                                 [ ]                                      Leonard L. Berry
                                                                                                               ---------------------

2. With the discretionary authority as to such other matters as may properly come before the Annual Meeting or the adjournment thereof.



                                       2